Exhibit 99.1

Contact:
Name:  Philip Lembo or John Gavin
Phone:  (781) 441-8338

For Immediate Release                                                                                       January 27, 2005

NSTAR Reports Earnings for the Fourth Quarter and Year 2004

Boston, MA -- NSTAR (NYSE: NST) today reported earnings of $0.71 per basic and diluted common share for the fourth quarter of 2004, compared to $0.69 and $0.68 per basic and diluted common share, respectively, for the same period in 2003.

The company also reported earnings of $3.55 and $3.51 per basic and diluted share, respectively, for the year ended December 31, 2004, compared to $3.42 and $3.40 per basic and diluted share, respectively, for the same period in 2003.

Chairman, President and Chief Executive Officer Thomas J. May said, “2004 was another very good year for both our customers and our shareholders.  From an operations perspective, our service to customers was again outstanding.  Based on specific service quality criteria, NSTAR’s reliability was the best among Massachusetts utilities in 2004.  We focus all our efforts on keeping the lights on and the gas flowing for our customers, and when outages do occur, restoring service safely and quickly.  The dedicated performance of our employees is essential to achieving these impressive service quality results.”

May added, “Our total return to shareholders for the year was 17% compared to 11% for the S&P 500.  In fact, NSTAR has outperformed the S&P 500 for each of the one, three, five and ten year periods ended December 31, 2004.  The common dividend was also increased by 4.5% to an annual rate of $2.32 per share in December.”

The increase in earnings for the fourth quarter reflects higher electric revenue partially offset by an increase in operations and maintenance expense primarily due to costs associated with a late December storm.  Electric sales increased 1.9% for the quarter while gas sales increased 0.8%.

Management offers the following guidance for the year 2005:

a)	Diluted earnings per share are expected to be in the $3.60 - $3.75 range
b)	Modest improvement in economic conditions and normal weather are expected to yield:
- Unit sales growth of electricity of 2% to 3%
- Unit sales growth of natural gas of 5% to 6%.
c)	Capital expenditures for the year are expected to be $398 million, including approximately $110 million for the recently approved 345kV transmission line into Boston.

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Recent Events

On January 21, 2005, the Massachusetts Department of Telecommunications and Energy (the “MDTE”) approved NSTAR’s petition to buy out of its purchase power contracts with MASSPOWER and Dartmouth Power.  The MDTE also approved NSTAR’s request to finance those buyouts and deferred transition costs with rate reduction bonds totaling $675 million.  The rate reduction bonds will be repaid over an eight-year period from designated revenues collected from customers under the Massachusetts securitization statute.

On January 13, 2005, the Massachusetts Energy Facilities Siting Board gave final approval to NSTAR’s request to build a new, 18-mile underground transmission line.  Construction of this 345kV transmission line is expected to begin this spring. This important project, which is expected to be in service in the summer of 2006, will improve the reliability of the transmission system that serves northeastern Massachusetts and the Greater Boston area and will allow better access to the supply of electricity in southeastern Massachusetts and Rhode Island.

In a related development, on December 21, 2004, the Federal Energy Regulatory Commission issued an order approving NSTAR’s request to include 50% of construction work in progress associated with transmission projects such as the 345kV line in its transmission rate base, effective January 1, 2005.

Comparative unaudited results for the fourth quarter and year-end periods were as follows*:

Financial Data (in thousands, except per share data)

Three months ended December 31:	2004	2003	% Change
Operating revenues	$713,127	$684,417	4.2%
Net income	$37,959	$36,420	4.2%
Earnings per share:
Basic	$0.71	$0.69	2.9%
Diluted	$0.71	$0.68	4.4%
Weighted average number of shares:
Basic	53,249	53,033	0.4%
Diluted	53,818	53,454	0.7%
Dividends declared per common share	$0.58	$0.555	4.5%

Year ended December 31:	2004	2003	% Change
Operating revenues	$2,954,332	$2,911,711	1.5%
Net income	$188,481	$181,574	3.8%
Earnings per share:
Basic	$3.55	$3.42	3.8%
Diluted	$3.51	$3.40	3.2%
Weighted average number of shares:
Basic	53,134	53,033	0.2%
Diluted	53,646	53,399	0.5%
Dividends declared per common share	$2.245	$2.175	3.2%

*More detailed financial information is included in NSTAR’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 27, 2005.

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Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, such as management’s expectation concerning earnings growth, unit sales projections and capital expenditures.  These statements are based on the current expectations, estimates or projections of management and are not guarantees of future performance.  Actual results could differ materially from these statements.

Examples of some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following: impact of continued cost control procedures on operating results; weather conditions; changes in tax laws, regulations and rates; financial market conditions; prices and availability of operating supplies; prevailing governmental policies and regulatory actions (including those of the Massachusetts Department of Telecommunications and Energy and Federal Energy Regulatory Commission) with respect to allowed rates of return, rate structure, continued recovery of regulatory assets, financings, purchased power, acquisition and disposition of assets, operation and construction of facilities, changes in tax laws and policies and changes in, and compliance with, environmental and safety laws and policies; new governmental regulations or changes to existing regulations that impose additional operating requirements or liabilities; changes in specific hazardous waste site conditions and the specific cleanup technology; changes in available information and circumstances regarding legal issues and the resulting impact on our estimated litigation costs; future economic conditions in the regional and national markets; ability to maintain current credit ratings; and the impact of terrorist acts.

Any forward-looking statement speaks only as of the date of this earnings release and NSTAR undertakes no obligation to publicly update forward-looking statements.  Other factors in addition to those listed here could also adversely affect NSTAR.  You are advised, however, to consult any further disclosures we make on related subjects in our reports to the Securities and Exchange Commission.

Profile
NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3 billion and assets of $7 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities.  NSTAR also conducts non-utility, unregulated operations.  For more information, go to www.nstaronline.com.

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